UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES AND EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number	333-164534

HERMES JETS, INC.
(Exact name of registrant as specified in its charter)


2533 N. Carson Street, Suite 4621
Carson City, NV 89706, USA
860-523-1220
(Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

Common Stock, $0.001
(Title and class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d)remains)

Place an X in the box(es) to designate the appropriate rule provision(s)relied upon to terminate or suspend the duty to file reports:

                          Rule 12g-4(a)(1)         [  ]
                          Rule 12g-4(a)(2)         [  ]
                          Rule 12h-3(b)(1)(i)      [  ]
                          Rule 12h-3(b)(1)(ii)     [  ]
                          Rule 15d-6               [ x]

Approximate number of holders of record as of the certification or notice date: 167

Pursuant to the requirements of the Securities and Exchange
Act of 1934, Hermes Jets, Inc. has caused this certification/ notice signed on its behalf by the undersigned duly authorized person.

Date: _______________________		By:	/s/
							Name: Miroslav Kratky
							Title: President, CEO

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities
Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.